Exhibit 10.6

For Grants Made After March 30, 2010 to the CEO, COO or CFO

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE FOR GRANT TO CEO, COO OR CFO

Coinstar, Inc. (the “Company”) hereby grants to Participant an Option (the “Option”) to purchase shares of the Company’s Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Company’s 1997 Amended and Restated Equity Incentive Plan (the “Plan”), which are attached to and incorporated into this Grant Notice in their entirety.

Participant:

Identification Number (SS#):

Address:

Option Number:

Grant Date:

Type of Option:

Number of Shares Subject to Option:

Exercise Price (per Share):

Total Option Price:

Vesting Commencement Date:

Vesting and Exercisability Schedule:	[The Share Option shall be exercisable in accordance with a vesting schedule under which one-fourth (1/4) of the Share Options will vest on the first anniversary of the Grant Date, and one-fourth (1/4) of the Share Options will vest on each of the second, third and fourth anniversaries of the Grant Date.]

Option Expiration Date:	(subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, the Plan and the Plan Summary. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

COINSTAR:	PARTICIPANT:

Attachments: 1. Stock Option Agreement 2. 1997 Amended and Restated Equity Incentive Plan 3. Plan Summary

COINSTAR, INC.

1997 Amended and Restated Equity Incentive Plan

STOCK OPTION AGREEMENT FOR AWARDS TO CEO, COO OR CFO

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Coinstar, Inc. has granted you an Option under its 1997 Amended and Restated Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, except that vesting will cease upon termination of your employment or service relationship with the Company and the unvested portion of the Option will terminate.

2. Securities Law Compliance. At the present time, the Company has an effective registration statement with respect to the Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. The exercise of the Option must also comply with any other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the Grant Date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonstatutory Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonstatutory Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator, by using shares of Common Stock you have owned for at least six months; (d) if the Common Stock is registered under the Exchange Act, by instructing a broker to deliver to the Company the total payment required; or (e) by any other method permitted by the Plan Administrator.

6. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company for any reason (the “Employment Termination Date”). You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Employment Termination Date and (ii) the Option Expiration Date;

(b) Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) twelve months after your Employment Termination Date and (ii) the Option Expiration Date; and

(c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) twelve months after your Employment Termination Date and (ii) the Option Expiration Date.

It is your responsibility to be aware of the date the Option terminates.

7. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that Nonstatutory Stock Options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

8. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

9. Company Transaction. In the event of a merger, reorganization or sale of substantially all of the assets of the Company (a “Company Transaction”), then to the extent permitted by applicable law (i) any surviving corporation or a parent of such surviving corporation shall assume any vested or unvested Option outstanding under the Plan or shall substitute a similar Option for that outstanding under the Plan, or (ii) such Option shall continue in full force and effect. Any Option assumed or replaced in connection with such a Company Transaction shall automatically become fully vested and exercisable with respect to 100% of the unvested portion of the Option (the forfeiture or repurchase provisions to which such Option may be subject shall lapse to the same extent) in the event that your employment or service relationship with the successor company should terminate (i) in connection with the Company Transaction or (ii) subsequently within two (2) years following such Company Transaction, unless such employment or service relationship is terminated by the successor company for Cause or by you voluntarily without Good Reason. In the event any surviving corporation or its parent refuses to assume or continue such Option, or to substitute a similar Option for that outstanding under the Plan, then, with respect to an Option held by you if then performing services as Employee, Director or Consultant, the time during which such Option may be exercised shall be accelerated, the vesting of such Option shall be accelerated and the Option terminated if not exercised prior to such event.

“Good Reason” means the occurrence of any of the following events or conditions and the failure of the successor company to cure such event or condition within 30 days after receipt of written notice from you:

(a) a change in your status, position or responsibilities (including reporting responsibilities) that, in your reasonable judgment, represents a substantial reduction in your status, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities that, in your reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal from or failure to reappoint or reelect you to any of such positions, except in connection with the termination of your employment for Cause, as a result of you disability or death, or by you other than for Good Reason;

(b) a reduction in your annual base salary;

(c) the successor company’s requiring you (without your consent) to be based at any place outside a 50-mile radius of your place of employment prior to a Company Transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the Company Transaction;

(d) the successor company’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which you were participating at the time of a Company Transaction, including, but not limited to, the Plan, or (ii) provide you with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Company Transaction;

(e) any material breach by the successor company of its obligations to you under the Plan or any substantially equivalent plan of the successor company; or

(f) any purported termination of your employment or service relationship for Cause by the successor company that is not in accordance with the definition of Cause under the Plan.

“Cause,” unless otherwise defined in an employment or services agreement between the Company and you, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

10. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any related corporation or limit in any way the right of the Company or any related corporation to terminate your employment or other relationship at any time, with or without Cause.

11. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Employment Termination Date or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service relationship for any reason even if the termination is in violation of an obligation of the Company or a related corporation to you.

12. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.